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                                                                    EXHIBIT 23.1

               UNITRODE CORPORATION AND CONSOLIDATED SUBSIDIARIES

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statements of Unitrode Corporation and Consolidated Subsidiaries on Form S-8 (File Nos. 33-12353, 33-54542, 33-54544, 333-00107, 333-35339, 333-60733 and 333-68251) and
Form S-3 (File No. 333-17123) of our report dated March 3, 1999, on our audits of the consolidated financial statements and financial statement schedule of Unitrode Corporation and Consolidated Subsidiaries as of January 31, 1999 and 1998 and for each of the three years in the period ended January 31, 1999, which report is included in this Annual Report on Form 10-K.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
April 21, 1999